UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________
Form 8-K
 _____________________
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 31, 2016
   _____________________
(Exact name of registrant as specified in its charter)
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DE	000-50368	26-1631624
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)
145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)
(937) 382-5591
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.
Item 2.01 Completion of Acquisition or Disposition of Assets.
The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
On May 31, 2016 (the “Closing Date”), Air Transport Services Group, Inc. ("ATSG") entered into an Amended and Restated Credit Agreement (the “Senior Credit Agreement”) with SunTrust Bank, as Administrative Agent, Regions Bank and JPMorgan Chase Bank, N.A., as Syndication Agents, Bank of America, N.A., as Documentation Agent, and the other lenders from time to time a party thereto. The Senior Credit Agreement amends and restates ATSG’s credit agreement, dated May 9, 2011, as amended (the “Prior Credit Agreement”), with the same Administrative Agent, Syndication Agents, Documentation Agent and lenders. The Senior Credit Agreement is in an aggregate principal amount of $522.5 million, consisting of (i) a $425 million secured revolving credit facility (the “Revolver”), which is a $100 million increase above the revolver portion of the Prior Credit Agreement and (ii) a $97.5 million secured term loan, representing the balance of the term loan owing under the Prior Credit Agreement (the “Term Loan,” and together with the Revolver, the “Senior Loans”). The Revolver contains a $75 million letter of credit sub-facility, which is the same amount as the letter of credit sub-facility under the Prior Credit Agreement. Cargo Aircraft Management, Inc. ("CAM"), a wholly-owned subsidiary of ATSG, is the borrower on the Senior Loans. As of the Closing Date, the amount outstanding under the Revolver was $240 million.
The Term Loan and the Revolver each bears interest at a floating rate of (a) LIBOR plus (b) a margin that adjusts from time to time based on the ratio of ATSG’s consolidated total debt to consolidated EBITDA. As of the Closing Date, the applicable interest rate was 2.2% per annum.
The proceeds of the Senior Loans will be used for working capital, capital expenditures and general corporate purposes. The Senior Loans have an accordion feature by which CAM has the right to increase from time to time, upon satisfaction of certain conditions including approval of the lenders, the total amount of the Senior Loans by up to $100 million in aggregate for all such increases. The maturity date of the Senior Loans is May 30, 2021, which is an extension from the May 5, 2020 maturity date of the Prior Credit Agreement. The Term Loan will amortize in quarterly payments on the last day of each quarter, beginning on June 30, 2016, each in the amount of $3.75 million through and including March 31, 2021, with the balance due on May 30, 2021.
The Senior Loans are secured by substantially all of the Boeing 767 and 757 aircraft of CAM, and guaranteed by ATSG and all present and future, direct and indirect, domestic subsidiaries of ATSG other than CAM (collectively, the “Guarantors”). The Guarantors have each granted a security interest in any current or future ownership interest in such aircraft. Further, CAM’s FAA Aircraft Security Agreements from the Prior Credit Agreement remain in place, and CAM will grant security interests in such additional aircraft as needed pursuant to separate FAA Aircraft Security Agreements.
The Senior Credit Agreement contains customary covenants, including affirmative and negative covenants that in certain circumstances restrict the Company’s ability to incur additional indebtedness, declare or pay dividends on or repurchase capital stock, grant additional liens and make loans and investments. The Senior Credit Agreement requires that ATSG maintain specified financial ratios and minimum collateral values and satisfy certain financial condition tests. The Senior Credit Agreement increases the amount of permitted annual shares repurchases by ATSG from $50 million to $75 million, subject to a total leverage ratio, based on EBITDA, of no more than 2.75 times, an increase from 2.5 times under the Prior Credit Agreement, on a trailing 12 month basis.
The Senior Credit Agreement contains certain events of default customary for financings of this type, including failure to pay principal or interest, breaches of representations and warranties, failure to observe covenants and other terms of the Senior Credit Agreement and the Senior Loans, cross-defaults to other indebtedness, bankruptcy, insolvency, invalidity of lien position, various ERISA violations, the incurrence of material judgments and changes in control.
If an event of default occurs under the Senior Credit Agreement and is not cured within any applicable grace period and is not waived, the Administrative Agent and the lenders are entitled to take various actions, including, without limitation, the acceleration of amounts due thereunder, termination of commitments under the Senior Credit Agreement and realization upon the collateral securing the Senior Loans.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/S/ W. JOSEPH PAYNE
W. Joseph Payne
Chief Legal Officer & Secretary

Date:	June 6, 2016